UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DLH HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DLH to Webcast Annual Meeting and Host Conference Call
Allows for Greater Participation Given Current Coronavirus Environment
Atlanta, Georgia – March 11, 2020 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced that it will host a conference call and webcast for its Annual Shareholder Meeting (to be held tomorrow, March 12, 2020 at 10:00 a.m. Eastern) to accommodate travel limitations and other factors related to current concerns tied to the Coronavirus. A presentation will be reviewed by management, and shareholders may participate live or listen to a replay afterwards.

Interested individuals may take part in the Annual Shareholder Meeting by joining the webcast or dialing 888-347-5290 or 412-317-5256. Presentation materials will be posted on the Investor Relations section of the DLH website prior to the commencement of the call. A digital recording of the conference call will also be available for replay two hours after completion and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10139452.

To attend in person, the address is as follows:
The Offices of Becker & Poliakoff, LLP
45 Broadway, 17th floor
New York, N.Y. 10006

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 1,950 employees serving numerous government agencies. For more information, visit the corporate website at
www.dlhcorp.com

CONTACTS:
INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
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